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Exhibit 4.12.2

FIRST SUPPLEMENTAL INDENTURE

between

Level 3 Communications, Inc.,

as Issuer

and

The Bank of New York,

as Trustee

$294,732,000

9% Convertible Senior Discount Notes due 2013

Dated as of February 7, 2005

Supplement to Indenture of Level 3 Communications, Inc.
dated as of
October 23, 2003

        FIRST SUPPLEMENTAL INDENTURE, dated as of February 7, 2005 (the "First Supplemental Indenture"), to an Indenture, dated as of October 23, 2003 (the "Indenture"), between Level 3 Communications, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a corporation duly organized and existing under the laws of the State of New York (the "Trustee"), having a Corporate Trust Office at 101 Barclay Street, Floor 8 West, New York, New York 10286.

        Capitalized terms used in this First Supplemental Indenture without definition have the meaning given to those terms in the Indenture.

RECITALS

        WHEREAS, the Company issued $294,732,000 aggregate principal amount at maturity of its 9% Convertible Senior Discount Notes due 2013 (the "Securities") under the Indenture; and

        WHEREAS, Section 9.02 of the Indenture provides that amendments of the Indenture may be made with the written consent of the Holders of a majority in aggregate principal amount at maturity of the Securities then outstanding; provided that certain enumerated provisions may not be amended without the written consent of the Holder of each outstanding Security affected; and

        WHEREAS, Holders of all of the Securities outstanding have (i) permanently waived the Company's failure to file the Shelf Registration Statement by October 23, 2004, as contemplated by the Registration Rights Agreement and the Securities, (ii) permanently waived the Company's failure to have the Shelf Registration Statement declared effective by December 23, 2004, as contemplated by the Registration Rights Agreement and the Securities, (iii) permanently waived (A) any default or Registration Default under the Registration Rights Agreement arising from the matters described in the preceding clauses (i) and (ii) and (B) the Company's obligation under the Securities, the Indenture and the Registration Rights Agreement to pay Special Interest as a result of such failures, and (iv) consented to the terms of this First Supplemental Indenture.

        NOW, THEREFORE, the Company and the Trustee agree for the benefit of the holders of the Securities, as follows:

ARTICLE 1
AMENDMENT

        Section 1.01.    With effect retroactive to October 23, 2004, Section 3 of Exhibit A-1 is amended and restated to read in its entirety as follows:

  "3.
  SPECIAL INTEREST.    The Holder of this Security is entitled to the benefits of a Registration Agreement, dated as of October 24, 2003, between the Company and the Initial Purchasers named therein (as amended from time to time, the "Registration Agreement"). Capitalized terms used in this paragraph but not defined herein have the meanings assigned to them in the Registration Agreement. In the event that (i) the Shelf Registration Statement has not been filed with the SEC on or prior to March 31, 2005, (ii) the Shelf Registration Statement has not been declared effective on or prior to June 30, 2005, or (iii) after the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable in connection with resales of the Securities at any time that the Company is obligated to maintain the effectiveness thereof pursuant to the Registration Agreement (each such event referred to in clauses (i) through (iii) above being referred to herein as a "Registration Default"), interest (the "Special Interest") shall accrue (in addition to stated interest, if any, on the Securities) from and including the date on which the first such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, at a rate per annum equal to 0.50% of the Accreted Value of the Securities; provided, however, that such rate per annum shall increase by 0.25% per annum from and including the 91st day after the first such Registration Default (and each successive 91st day thereafter) unless and until all Registration Defaults have been cured; provided further, however, that in no event shall the Special Interest accrue at a rate in excess of 1.00% per annum. Accrued Special Interest, if any, shall be paid in cash in arrears semiannually on April 15 and October 15 in each year; and the amount of accrued Special Interest shall be determined on the basis of the number of days actually elapsed and the Accreted Value for each such day."

ARTICLE 2
MISCELLANEOUS PROVISIONS

        Section 2.01.    This First Supplemental Indenture will become effective when it is executed.

        Section 2.02.    The First Supplemental Indenture is an indenture supplemental to the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture, as so supplemented and amended, is to be read and construed as a single instrument.

        Section 2.03.    All of the covenants, promises, stipulations and agreements of the Company contained in the Indenture, as supplemented and amended by this First Supplemental Indenture, will bind the Company and its successors and assigns and will inure to the benefit of the Trustee and its successors and assigns.

        Section 2.04.    The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions, which the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this First Supplemental Indenture.

        Section 2.05.    This First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law which would apply the laws of another jurisdiction.

        Section 2.06.    This First Supplemental Indenture may be executed in any number of counterparts, each of which counterparts will for all purposes be deemed to be an original, but all of which counterparts together will constitute one and the same instrument.

SIGNATURES

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date shown on the first page.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ THOMAS C. STORTZ
Name:	Thomas C. Stortz
Title:	Executive Vice President
THE BANK OF NEW YORK, as Trustee
By:	/s/ JOSEPH A. LLORET
Name:	Joseph A. Lloret
Title:	Assistant Treasurer

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  Exhibit 4.12.2
SIGNATURES